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                                                Filed Pursuant to Rule 424(b)(3)
                                                Under the Securities Act of 1933
                                                Registration No. 333-39600


                              HEALTHGRADES.COM, INC

                       SUPPLEMENT DATED OCTOBER 18, 2000
                      TO PROSPECTUS DATED AUGUST 31, 2000

         We appointed Peter J. Stahl, III, age 51, our chief operating officer on September 14, 2000. Mr. Stahl served from February 1991 to April 2000 as executive vice president of business development at Duff & Phelps Credit Rating Co., a financial advisory company specializing in credit rating and research.

         Mr. Stahl will receive a base salary of $250,000 per year and will be eligible to receive a bonus equal to 100% of his base salary. In addition, at the commencement of his employment, we granted to Mr. Stahl an option to purchase 400,000 shares of our common stock at an exercise price of $1.50 per share, which was the closing price per share of our common stock, as reported by Nasdaq, on the date of grant. The option vests in three equal annual increments beginning September 14, 2001. The option expires on September 13, 2010.

         Reference is made to the biographical information regarding Mr. Peter Cheesbrough contained under "Management" in the prospectus. Mr. Cheesbrough left the employ of XCare.net, Inc. in September 2000.

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         You should rely only on the information in the prospectus and this prospectus supplement. We have not authorized any person to provide you with different information. The prospectus is not an offer to sell these securities or a solicitation of your offer to buy these securities in any state where the offer or sale is not permitted. Except as may be updated by any supplement attached to the prospectus, the information in the prospectus is accurate only as of the date of the prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock.